Exhibit 14.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of sanofi-aventis, dated December 21, 2006 (No. 333-139555), June 3, 2005 (No. 333-125490), December 23, 2004 (No. 333-121584 and 333-121583) and July 22, 2003 (No. 333-107238), of our reports dated March 28, 2007 relating to the consolidated financial statements, and to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of sanofi-aventis which appear in this annual report on Form 20-F for the year ended December 31, 2006.

Neuilly-sur-Seine, France

March 28, 2007

PricewaterhouseCoopers Audit

Catherine Pariset                 Philippe Vogt